EXHIBIT 99.1
SXC HEALTH SOLUTIONS ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS
— SXC revises guidance upwards —
Lisle, Illinois, May 6, 2010 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three-month period ended March 31, 2010.
Q1 2010 Highlights
•	Revenue was $452.1 million compared to $291.0 million in Q1 2009
•	Gross profit was $50.2 million compared to $39.2 million in Q1 2009
•	Adjusted EBITDA[1] was $27.7 million compared to $16.3 million in Q1 2009
•	GAAP net income increased to $14.8 million, or $0.48 per share (fully-diluted), compared to $7.7 million, or $0.31 per share (fully-diluted), in Q1 2009
•	Non-GAAP adjusted EPS[1] (diluted), which excludes the NMHC transaction-related amortization, was $0.51 compared to $0.38 in Q1 2009
•	Adjusted prescription claim volume[1] for the PBM segment was 11.7 million compared to 8.4 million in Q1 2009
•	Mail order penetration was 11% compared to 8% in Q1 2009
•	Transaction processing volume for the HCIT segment was 99.5 million in Q1 2010 compared to 96.8 million in Q1 2009
•	Announced a multi-year PBM contract with HealthSpring Inc. valued at $1 billion annually starting January 1, 2011
•	Renewed a five-year PBM contract with the Boston Medical Center HealthNet (BMC)
•	Awarded full pharmacy benefit management accreditation from URAC, a Washington, DC-based health care accreditation organization
•	Went live with Spectral Solutions, LLC, valued at $50 million annually
“We are off to a strong start in 2010,” said Mark Thierer, President and CEO of SXC. “In Q1, we successfully implemented a number of new clients, converted more HCIT clients to our PBM platform, expanded our mail-order volumes and won a significant new contract with HealthSpring. As a result, we are already in a position to increase our guidance targets for our fiscal year 2010.”
“Our core areas of focus for 2010 are winning new business, retaining existing relationships, driving our ‘pull-through’ strategies and maintaining prudent management of our cost structure — 2010 is shaping up to be another strong year for SXC.”

Financial Review
Revenue and gross profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. A reconciliation of the Company’s business segments to the consolidated financial statements for the three months ended March 31, 2010 and 2009 is as follows (in thousands):
Three months ended March 31,

	PBM		HCIT		Consolidated
	2010	2009	2010	2009	2010	2009
Revenue	$427,502	$267,780	$24,646	$23,180	$452,148	$290,960
Cost of revenue	389,166	238,972	12,753	12,804	401,919	251,776

Gross profit	$38,336	$28,808	$11,893	$10,376	$50,229	$39,184
Gross profit %	9.0%	10.8%	48.3%	44.8%	11.1%	13.5%
PBM revenue was $427.5 million for Q1 2010, compared to $267.8 million in Q1 2009. The increase in revenue is primarily due to new customer starts as of January 1, 2010, as well as other customers added during 2009. Revenues have also increased as compared to the same period in 2009 due to an increase in PBM services sold to several HCIT customers during the second half of 2009 and the first quarter of 2010.
HCIT revenue was $24.6 million for Q1 2010, compared to $23.2 million in Q1 2009. HCIT revenue grew year-over-year even with several HCIT clients having chosen to convert their business to a broader service offering on the PBM platform during the second half of 2009 and the first quarter of 2010.
Gross Profit
Gross profit for Q1 2010 was $50.2 million, compared to $39.2 million in Q1 2009. The $11.0 million increase in gross profit was due primarily to the growth in revenue in the PBM business. Gross margin as a percentage of revenue was 11.1% for Q1 2010, compared to 13.5% in Q1 2009. The lower percentage is due to the increase in PBM revenues. PBM revenues carry a lower margin percentage as compared to HCIT revenues. During periods when PBM revenues grow as a percentage of the Company’s total revenue, gross margin as a percentage of revenue will decrease.
Product Development Costs
Product development costs for Q1 2010 were $3.1 million, compared to $3.2 million in Q1 2009. Product development continues to be a key focus of the Company as it pursues the enhancement of existing products, as well as the development of new offerings, to support its market expansion.
Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q1 2010 were $21.3 million or 4.7% of revenues, compared to $20.8 million or 7.2% of revenues in Q1 2009. The Company focused on controlling its costs throughout 2009 and into 2010, it was able to keep SG&A costs flat on a year-over-year basis, excluding those costs attributable to stock-based compensation. The increase in stock-based compensation expense is mainly attributable to the increase in the value of SXC’s common shares on grants for the comparison periods.

Adjusted EBITDA1
Q1 2010 adjusted EBITDA was $27.7 million or 55% of gross profit, compared to $16.3 million or 42% of gross profit in Q1 2009. The year-over-year growth in adjusted EBITDA and improved operating leverage was due primarily to new business launched in Q1 2010, new business won during 2009 including, the conversion of certain HCIT clients to the PBM platform, and improved purchasing efficiencies on prescription drugs.
Net Income
The Company reported Q1 2010 net income of $14.8 million, or $0.48 per share (fully-diluted), compared to $7.7 million, or $0.31 per share (fully-diluted) in Q1 2009. Net income increased year-over-year due to the aforementioned factors, which were offset in part by a higher tax rate in Q1 2010 of 32.5%, compared to a tax rate of 27.1% in Q1 2009.
Cash from Operations
In Q1 2010, the Company used $2.7 million of cash through its operations, compared to cash generated from operations of $11.8 million in Q1 2009. The year-over-year difference is primarily due to increased accounts receivable and rebates receivable both from the Company’s revenue growth, as well as the timing of payments of these accounts. Over the course of the year these timing issues are expected to normalize and SXC expects to continue to generate cash flow growth on a year-over-year basis.
At March 31, 2010 and December 31, 2009, SXC had cash and cash equivalents totalling $313.2 million and $304.4 million, respectively. The Company believes that its cash on hand, together with cash generated from operating activities will be sufficient to support planned operations for the foreseeable future.
2010 Full Year Financial Guidance
With today’s announcement, SXC is revising certain of its 2010 full year financial targets for:
•	Revenue of $1.9 to $2.0 billion, unchanged
•	Gross profit of $198 to $208 million versus prior estimate of $195 to $205 million
•	Adjusted EBITDA of $111 to $115 million versus prior estimate of $108 to $112 million
•	Fully-diluted GAAP EPS (including all transaction-related amortization) of $1.84 to $1.92 versus prior estimate of $1.79 to $1.87
•	Fully-diluted Non-GAAP adjusted EPS[1] (excluding the NMHC transaction-related amortization) of $1.96 to $2.05 versus prior estimate of $1.92 to $2.00
Notice of Conference Call
SXC will host a conference call on Thursday, May 6, 2010 at 8:30 a.m. ET to discuss its financial results. Mark Thierer, President and CEO, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, May 13, 2010 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 66787616.
A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted Earnings Per Share (“EPS”) and adjusted EBITDA, which are non-GAAP financial measures. SXC’s management believes that these measures provide useful supplemental information regarding the performance of SXC’s business operations.
Adjusted EPS is a non-GAAP measure which takes EPS and adds back the impact of amortization expense related to the acquisition of NMHC, net of tax. Acquisition-related amortization expense is a non-cash expense arising from the acquisition of intangible assets in connection with the acquisition. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contribute to revenue in the period presented as well as future periods and should also note that such expense will recur in future periods. The 2010 guidance of adjusted EPS was computed by taking the Company’s GAAP EPS guidance and adding back the expected impact of acquisition-related amortization expense, net of tax.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense.
The 2010 full year guidance of adjusted EBITDA was computed by taking the Company’s earnings before interest, taxes, depreciation and amortization as well as estimated stock compensation expense of $6.0 million. Adjusted EPS was computed by taking the Company’s GAAP EPS (fully-diluted) guidance and adding back the expected impact of NMHC acquisition related amortization expense totaling $4.0 million (net of an estimated 34% tax rate).
Adjusted prescription volume equals SXC’s Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.
Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription volume provide useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company’s core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of adjusted EPS and adjusted EBITDA.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company’s method of calculating these items may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of adjusted EBITDA to net income and adjusted net income to net income is shown below (in thousands, except per share data):

	For the three months ended
	March 31,
	2010	2009
	(unaudited)

Adjusted EBITDA	$27,720	$16,331

Amortization of Intangible Assets	(1,995)	(2,825)

Depreciation of Property & Equipment	(2,089)	(1,976)

Stock-Based Compensation	(1,264)	(613)

Other Income (Expense)	(198)	325

Interest Income (Expense), Net	(245)	(710)

Income Tax (Expense)	(7,137)	(2,850)

Net Income	$14,792	$7,682

	For the three months ended
	March 31,
	2010	2009
	(unaudited)
Non-GAAP Adjusted EPS
Net Income	$14,792	$7,682

Amortization of NMHC Intangibles (Net of Taxes)	$1,011	$1,700

Adjusted Net-Income	$15,803	$9,382

Adjusted EPS (diluted)	$0.51	$0.38
About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefit management services and Healthcare Information Technology solutions to the healthcare benefits management industry. As the industry’s “Technology-Enabled PBM”™, SXC’s product offerings and solutions combine a wide range of advanced PBM services, software applications, application service provider processing services, and professional services to help healthcare organizations reduce the cost of prescription drugs and deliver better healthcare to their members. SXC serves many of the largest organizations in the pharmaceutical supply chain, such as health plans; employers; Federal, provincial, and state governments; institutional pharmacies; pharmacy benefit managers; and retail pharmacy chains. SXC is headquartered in Lisle, Illinois with multiple locations in North America. Learn more at www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under that captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2009 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	SA Noonan Communications
Tel: (630) 577-3100	(416) 815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$313,241	$304,370
Restricted cash	14,305	14,169
Short term investments	—	4,639
Accounts receivable, net of allowance for doubtful accounts of $2,928 (2009 - $2,871)	108,609	97,330
Rebates receivable	32,130	17,630
Prepaid expenses and other assets	4,641	4,483
Inventory	8,239	7,106
Income tax recoverable	1,606	345
Deferred income taxes	8,031	9,875

Total current assets	490,802	459,947

Property and equipment, net of accumulated depreciation of $29,510 (2009 – $27,421)	18,761	19,880
Goodwill	141,787	141,787
Other intangible assets, net of accumulated amortization of $25,826 (2009 – $23,831)	35,579	37,574
Deferred income taxes	1,385	1,641
Other assets	1,169	1,251

Total assets	$689,483	$662,080

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$7,533	$9,916
Customer deposits	15,483	14,832
Salaries and wages payable	7,732	12,349
Accrued liabilities	24,668	30,786
Pharmacy benefit management rebates payable	58,603	46,606
Pharmacy benefit claim payments payable	64,006	61,669
Deferred revenue	8,716	7,304

Total current liabilities	186,741	183,462

Deferred income taxes	13,930	13,597
Deferred lease inducements	2,630	2,748
Deferred rent	1,334	1,337
Other liabilities	2,448	2,442

Total liabilities	207,083	203,586

Commitments and contingencies (Note 10)

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 30,318,618 shares issued and outstanding at March 31, 2010 (December 31, 2009 – 30,057,281 shares)	366,908	361,530
Additional paid-in capital	18,888	15,153
Retained earnings	96,604	81,812
Accumulated other comprehensive loss	—	(1)

Total shareholders’ equity	482,400	458,494

Total liabilities and shareholders’ equity	$689,483	$662,080

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended March 31,
	2010	2009
	(unaudited)
Revenue:
PBM	$427,502	$267,780
HCIT	24,646	23,180

Total revenue	452,148	290,960

Cost of revenue:
PBM	389,166	238,972
HCIT	12,753	12,804

Total cost of revenue	401,919	251,776

Gross profit	50,229	39,184

Expenses:
Product development costs	3,073	3,163
Selling, general and administrative	21,308	20,797
Depreciation of property and equipment	1,481	1,482
Amortization of intangible assets	1,995	2,825

	27,857	28,267

Operating income	22,372	10,917

Interest income	(149)	(246)
Interest expense	394	956

Net interest expense	245	710

Other expense (income), net	198	(325)

Income before income taxes	21,929	10,532
Income tax expense:
Current	5,529	2,201
Deferred	1,608	649

	7,137	2,850

Net income	$14,792	$7,682

Earnings per share:
Basic	$0.49	$0.32
Diluted	$0.48	$0.31

Weighted average number of shares used in computing earnings per share:
Basic	30,093,501	24,324,911
Diluted	31,079,884	24,923,208

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$14,792	$7,682
Items not involving cash:
Stock-based compensation	1,264	613
Depreciation of property and equipment	2,089	1,976
Amortization of intangible assets	1,995	2,825
Deferred lease inducements and rent	(121)	(45)
Deferred income taxes	1,608	649
Tax benefit on option exercises	(4,082)	(1,562)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(11,288)	(3,863)
Rebates receivable	(14,500)	5,699
Restricted cash	(136)	(1,130)
Prepaid expenses and other assets	(159)	(421)
Inventory	(1,133)	657
Income tax recoverable	3,643	88
Accounts payable	(2,383)	(1,198)
Accrued liabilities	(10,734)	(8,617)
Pharmacy benefit claim payments payable	2,337	485
Pharmacy benefit management rebates payable	11,997	2,541
Deferred revenue	1,388	3,247
Customer deposits	651	2,174
Other	105	42

Net cash (used) provided by operating activities	(2,667)	11,842

Cash flows from investing activities:
Purchases of property and equipment	(970)	(3,289)
Sales of short term investments	6,828	—
Purchases of short term investments	(2,208)	—
Acquisitions, net of cash acquired	—	(180)

Net cash provided (used) by investing activities	3,650	(3,469)

Cash flows from financing activities:
Proceeds from exercise of options	3,767	2,346
Tax benefit on option exercises	4,082	1,562
Repayment of long-term debt	—	(120)

Net cash provided by financing activities	7,849	3,788

Effect of foreign exchange on cash balances	39	94

Increase in cash and cash equivalents	8,871	12,255

Cash and cash equivalents, beginning of period	304,370	67,715

Cash and cash equivalents, end of period	$313,241	$79,970